EXHIBIT 10.2

HIGHBURY FINANCIAL INC.

2008 EXECUTIVE LONG TERM INCENTIVE PLAN

1. Purpose.  The purpose of this Plan is to provide certain executive officers of the Company with incentive compensation based upon the level of achievement of financial, business and other performance criteria. This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2. Definitions.  As used in this Plan, the following terms shall have the following meanings:

(a) Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.

(b) Board means the Board of Directors of the Company.

(c) Bonus means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 6 below.

(d) Bonus Formula means, as to any Performance Period, the formula established by the Committee pursuant to Section 5 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of the selected Performance Goals. The formula may differ from Participant to Participant. The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted Performance Goals have been achieved.

(e) Cause means the Participant’s (i) refusal or neglect to perform substantially his employment-related or other duties with respect to the Company, (ii) theft, fraud, embezzlement, falsification of Company, subsidiary or client documents, misappropriation of funds or other assets of the Company or any of its subsidiaries, willful misconduct, or breach of fiduciary duty or duty of loyalty, (iii) conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony, or willful violation of any law, rule or regulation (other than a traffic violation or similar offense or violation outside of the course of employment or other association with the Company which in no way adversely affects the Company, any of its subsidiaries or their reputation or the ability of the Participant to perform his duties to the Company or to represent the Company or any of its subsidiaries), (iv) breach of any written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any of its subsidiaries or not to compete or interfere with the Company or any of its subsidiaries, or (v) refusal or failure to implement any lawful instruction issued by the Board.

(f) Change of Control shall have the meaning set forth in the Company’s 2008 Equity Incentive Plan.

(g) Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.

(h) Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 4 of this Plan. For any period during which no such committee is in existence, “Committee” shall mean the “outside directors,” within the meaning of applicable Internal Revenue Service regulations under Section 162 of the Code, of the Board, and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by such outside directors of the Board.

(i) Company means Highbury Financial Inc.

(j) Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits under the long term disability plan maintained by the Company. If the Company does not maintain a long term disability plan, Disability means a permanent and total disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant has suffered a Disability shall be made by the Committee in its sole discretion and may be supported by the advice of a physician competent in the area to which such Disability relates.

(k) GAAP means generally acceptable accounting principles as used in the United States.

(l) Good Reason means the occurrence of any of the following conditions arising without the consent of the Participant which are not cured by the Company within thirty (30) days following written notice thereof by the Participant to the Company, which is given to the Company within ninety (90) days following the initial existence of the condition:

(1) A material diminution in the Participant’s base compensation or in the Participant’s opportunity to earn incentive compensation.

(2) A material diminution in the Participant’s authority, duties, or responsibilities.

(3) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement, if the Participant is a member of the Board, that the Participant report to a corporate officer instead of reporting directly to the Board.

(4) A material change in the geographic location at which the Participant must perform the services.

(5) Any other action or inaction that constitutes a material breach by the Company of an employment, consulting or similar agreement, if any, between the Company and the Participant.

(m) Market Value means the value of a common share of the Company’s stock on a particular date determined by such methods or procedures as may be established by the Committee. Unless otherwise determined by the Committee, the Market Value of a common share as of any date is: (i) if the common shares of the Company are listed on any national securities exchange, the closing price for a common share as reported on the primary national securities exchange on which the common shares are then listed for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported; (ii) if the common shares of the Company are not listed on any national securities exchange but are traded in the over-the-counter market bulletin board or pink sheets on a last sale basis, the closing sale price reported on such date, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported; and (iii) if the common shares of the Company are not listed on an exchange or traded in the over-the-counter market, or representative quotes are not otherwise available, the amount determined by the Board in good faith to be the fair market value per common share on such date, on a fully diluted basis.

(n) Participant means, with respect to a Performance Period, an executive officer of the Company who is selected by the Committee in writing to participate in the Plan with respect to such Performance Period.

(o) Performance-Based Compensation means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m).

(p) Performance Criteria mean the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, which may be measured on a GAAP or non-GAAP basis, as determined by the Committee. The Performance Criteria used to establish Performance Goals are limited to: (i) EBITDA defined as earnings before interest, taxes, depreciation, amortization and other non-cash expenses (including, without limitation, any charges related to the Plan or any other equity-based or cash-based incentive compensation plan of the Company), (ii) “cash net income,” defined as net income before amortization, intangible-related deferred taxes, depreciation and other non-cash expenses (including, without limitation, any charges related to the Plan and any other equity-based or cash-based incentive compensation plan of the Company), (iii) cash flow (before or after dividends), (iv) cash net income (as defined above) per share, calculated based on diluted average shares outstanding for any measurement period using the treasury stock method to determine the number of common share equivalents issuable pursuant to any dilutive securities, excluding any common shares issued or issuable pursuant to awards under the 2008 Equity Incentive Plan or under any other equity-based compensation plan of the Company, (v) Market Value or other stock price, (vi) return on equity, (vii) stockholder return or total stockholder return, (viii) return on capital (including, without limitation, return on total capital or return on invested capital), (ix) return on investment, (x) return on assets or net assets, (xi) market capitalization, (xii) economic value added, (xiii) debt leverage (debt to capital), (xiv) revenue, (xv) sales or net sales, (xvi) backlog, (xvii) income, pre-tax income or net income, (xviii) operating income or pre-tax profit, (xix) operating profit, net operating profit or economic profit, (xx) gross margin, operating margin or profit margin, (xxi) return on operating revenue or return on operating assets, (xxii) cash from operations, (xxiii) operating ratio, (xxiv) operating revenue, (xxv) market share improvement, (xxvi) general and administrative expenses and (xxvii) customer service.

(q) Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for such Participant. The Performance Goals may differ from Participant to Participant and from Bonus to Bonus.

(r) Performance Period means the one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to, and the payment of, any Bonus; provided, however, that:

(1) no Performance Period may end prior to December 31, 2010;

(2) no Performance Period may end after December 31, 2029; and

(3) no more than one Performance Period with respect to any one Participant may expire during any period of twelve (12) months.

(s) Plan means this Highbury Financial Inc. 2008 Executive Long Term Incentive Plan, as it may be amended from time to time.

(t) Predetermination Date means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Criteria for the Performance Period is substantially uncertain at such time; or (ii) such other date by which a performance goal must be pre-established pursuant to Code Section 162(m).

3. Eligibility.  The individuals eligible to participate in the Plan for a given Performance Period shall be executive officers of the Company who are designated by the Committee, in writing, in its sole discretion. No person shall be automatically entitled to participate in the Plan.

4. Plan Administration.

(a) The Committee shall be responsible for the requirements for qualifying compensation as Performance-Based Compensation. Subject to the limitations on Committee discretion imposed under Code Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder. The Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the full discretionary authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses, adopt rules and regulations and take such actions as it deems necessary or desirable for the proper administration of this Plan. The Committee may delegate its administrative tasks to Company employees or others as appropriate for proper administration of this Plan.

(b) Any interpretation, rule or decision by the Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5. Bonus Awards.

(a) The Committee may grant from time to time and at any time prior to the termination of the Plan one or more Bonus awards to any eligible individual. Each grant of a Bonus award shall be subject to all applicable terms and conditions of the Plan and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to a Bonus award unless and until such Participant shall have complied with the applicable terms and conditions of such Bonus award, including if applicable delivering a fully executed copy of any agreement evidencing an award to the Company.

(b) Bonus awards shall be granted prior to the Predetermination Date for a Performance Period and shall be evidenced in a writing, which shall set forth the following terms:

(1) the Performance Period;

(2) the positions or names of the individuals who will be Participants for the Performance Period;

(3) the applicable Performance Goals for each Participant for selected Performance Criteria during the Performance Period, which may be for an individual Participant or a group of Participants; and

(4) the applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

6. Determination of Amount of Bonus.

(a) Calculation.  After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee.

(b) Adjustment.  To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance against a Performance Goal to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. Without limiting the generality of the foregoing, where evaluation of achievement of a Performance Goal is based in part upon the number of common shares or other securities of the Company outstanding from time to time, such as cash net income per share, if, subsequent to the date on which the Committee grants a Bonus award, the outstanding common shares of the Company (or other applicable securities of the Company) are increased, decreased, or exchanged for a different number or kind of securities, or if additional securities or new or different securities are distributed with respect to such securities, as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar distribution with respect to such securities, the Committee shall make an appropriate and proportionate adjustment in the numbers and kinds of common shares or other securities subject to the then outstanding Bonus awards.

(c) Maximum Bonus Amount.  The aggregate amount of any Bonus payable to any one Participant in any calendar year with respect to all Performance Periods shall not exceed an amount equal to the product of (i) the difference, if any, between the Company’s daily weighted average market capitalization during the last calendar year of the Performance Period and the greater of (A) the Company’s daily weighted average market capitalization during the twenty consecutive trading days ending on or immediately prior to December 31 of the year immediately preceding the beginning of the Performance Period, and (B) one hundred million dollars ($100,000,000), and (ii) one percent (1%). The aggregate amount of Bonuses payable to all Participants in any calendar year with respect to all Performance Periods shall not exceed twice such amount. The aggregate amount of all Bonuses payable to any one Participant with respect to all Performance Periods under the Plan shall not exceed the amount determined pursuant to the first sentence of this Section 6(c) multiplied by twenty (20), the maximum number of possible Performance Periods with respect to any one Participant over the life of the Plan. The aggregate amount of all Bonuses payable to all Participants with respect to all Performance Periods under the Plan shall not exceed twice such amount. Market capitalization will be calculated based on the aggregate number of common shares of the Company issued and outstanding, including common share equivalents outstanding under the treasury stock method for derivative instruments (e.g., convertible securities, warrants and options).

7. Payment of Bonuses.

(a) Timing of Distributions.  The Company shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in any event within the two month period immediately following the end of the Performance Period; provided, however, that, if any Bonus fails to qualify as Performance-Based Compensation, and the Company’s deduction with respect to all or any part of such Bonus is restricted by Section 162(m), the Committee may delay any such payment to a future tax year of the Company in which the Company’s deduction for such payment would no longer be restricted by application of Code Section 162(m); and further provided that such delay in payment is made in accordance with Treasury Regulations Sections 1.409A-1(b)(4)(ii) or 1.409A-2(b)(7)(i).

(b) Payment.  Except as set forth in paragraph (c) below, the payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the Participant be in active service with the Company or an Affiliate on the last day of the applicable Performance Period. At no time before the last day of the applicable Performance Period shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(c) Certain Terminations.  Notwithstanding paragraph (b) above, if a Participant’s employment or other association with the Company terminates prior to the last day of a Performance Period due to (i) termination for any reason within the twenty-four (24) month period following a Change of Control of the Company, (ii) Disability, (iii) death, (iv) involuntary termination without Cause, or (v) voluntary termination for Good Reason, the Participant (or in the event of death, the Participant’s estate) shall receive a Bonus with respect to such Performance Period, subject to achievement of the Performance Goals for such Performance Period as certified by the Committee, prorated through the Participant’s termination date, at such time, subject to such terms and conditions, and calculated in such manner, as the Committee may prescribe consistent with the requirements of Section 162(m) of the Code.

8. Section 409A.  This Plan is generally expected to provide Bonus payments that qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event any amount payable under this Plan does not qualify for treatment as a exempt short-term deferral, it is intended that such amount will be paid in a manner that will satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Code and applicable Internal Revenue Service guidance and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.

9. Termination and Amendment.

(a) Termination and Amendment.  The Board may at any time terminate the Plan or make such modifications to the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no termination or amendment of the Plan shall affect the terms of any Bonus award outstanding on the date of such termination or amendment. To the extent required under applicable law, including Code Section 162(m), Plan amendments shall be subject to stockholder approval.

(b) Termination or Amendment of Outstanding Awards.  The Committee may amend the terms of any Bonus award theretofore granted, prospectively or retroactively, provided that the Bonus award as amended is consistent with the terms of the Plan.

(c) Limitations on Amendments, Etc.  No amendment or modification of the Plan by the Board, or of an outstanding Bonus award by the Committee, shall impair the rights (including, without limitation, the terms of any Bonus Formula, Performance Goal or Performance Period), of the recipient of any Bonus award outstanding on the date of such amendment or modification or such Bonus award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code. Notwithstanding the foregoing, no amendment, alteration, suspension or discontinuation of the Plan or any Bonus award shall be made which would (y) increase the amount of compensation payable pursuant to any Bonus, or (z) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation.

10. Withholding.  Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by the Company.

11. No Additional Participant Rights.  The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of or in any other position with the Company, and the right of the Company to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to the Company, with or without cause, is specifically reserved. No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan. There is no obligation for uniformity of treatment of Participants under this Plan. The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants. It is expressly agreed and understood that a Participant’s employment or other service arrangement with the Company is terminable at the will of either party and, if such Participant is a party to an employment or consulting contract with the Company, in accordance with the terms and conditions of the Participant’s agreement.

12. Successors.  All obligations of the Company with respect to Bonuses granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

13. Funding.  Each Bonus under this Plan shall be paid solely from general assets of the Company. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

14. Nonassignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

15. Severability.  If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law. All other provisions of the Plan will remain in effect. Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

16. Governing Law.  This Plan and all actions taken hereunder shall be governed by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

17. Effective Date and Term of Plan.  This Plan shall be effective as of January 1, 2009, contingent upon approval of the Plan by the stockholders of the Company at the next Company annual stockholders’ meeting following the date that the Board adopts this Plan in accordance with Code Section 162(m) and the regulations thereunder. This Plan shall terminate on December 31, 2029, unless earlier terminated pursuant to Section 9 hereof; provided, however, that, unless the Board otherwise expressly provides, no termination of the Plan shall affect the terms of any Bonus award outstanding on the date of such termination.